EXHIBIT 5.4

                     AMENDMENT TO STOCK PURCHASE AGREEMENT


This is an amendment (an "Amendment") dated as of April 3, 1995 to the Stock Purchase Agreement by and among Comcast Corporation ("Comcast"), Comcast FCI, Inc. and Nextel Communications, Inc. (formerly "Fleet Call, Inc.") (the "Company" or the "Issuer"), dated as of September 14, 1992 as heretofore amended (the "Stock Purchase Agreement"). References herein to the Company or the Issuer shall be deemed to include any successor entity. Capitalized terms used and not defined herein shall have the meanings assigned to them in the Stock Purchase Agreement.

The parties hereto agree that, effective upon the execution and delivery of this Amendment and without any further action by any party, the Stock Purchase Agreement shall be amended as hereinafter provided:

1. Preemptive Rights for Certain Transactions. Notwithstanding anything in Section 1.10 (including as heretofore amended) to the contrary,
         Section 1.10 shall be deemed further amended to give effect to the following agreements among the Company, Comcast and Buyer and Paragraph 3(b) of the Amendment dated January 31, 1995 (the "Prior Amendment") to the Stock Purchase Agreement shall not be applicable to or affect any transaction referred to in this Amendment.

         (a) The Buyer may elect to exercise its right to purchase Company securities necessary to maintain the Voting Power Ownership Percentage ("VPOP") and the Fully Diluted Ownership Percentage ("FDOP") (taking into account clause (c) below) in connection with any transaction involving any issuance of shares of Common Stock or other securities by the Company (which gives rise to preemptive rights of Buyer under the Stock Purchase Agreement) which transaction(s) (x) is subject to an agreement to which the Company is a party on the date hereof (other than the transaction covered by clause (a)(y)) or (y) are contemplated by that certain Securities Purchase Agreement to be entered into among the Company, Investor and Individual on or about the date hereof (together with the related and ancillary agreements, the "Investor Agreement"), on the following terms:

               (i) The purchase price for such shares of Common Stock to be purchased by Buyer in exercise of its preemptive rights with respect to each transaction referred to in clause (a)(x) shall be equal to $12.25 per share of Common Stock.

               (ii)  With respect to the transactions referred to in clause
                     (a)(y), Buyer may exercise its preemptive rights with respect to (A) the shares of Common Stock being purchased by Investor upon the execution of the Investor Agreement at a price equal to $12.25 per share, and (B) the preferred stock portions only of the Units of securities being purchased by the Investor pursuant to the Investor Agreement at a price equal to $12.25 per common share equivalent, provided that in lieu of the shares of preferred stock, Buyer shall acquire shares of Common Stock into which such shares of preferred stock are convertible.

               (iii) To exercise the rights under this clause (a) with respect to any or all transactions covered hereby, Buyer shall send a written notice (an "Exercise Notice") to the Company of Buyer's decision to exercise such rights on or before the close of business on April 30, 1995 (it being understood that Buyer may give separate notices on different dates with respect to such transactions). Any such notice shall specify the transaction(s) with respect to which, and the extent of which, Buyer is exercising its preemptive rights. Closing conditions for purchases by the Buyer pursuant to its preemptive rights shall be those set forth in Section 1.10 and shall include receipt of necessary regulatory approvals (including, for example, the expiration of any waiting period under the HSR Act) and with respect to the transactions referred to in clause (a)(x) above, may, if Buyer so elects, include the closing of the transactions referred to in clause
                     (a)(y) above. The closing of Buyer's purchase of Company securities in exercise of its preemptive rights hereunder shall be as soon as practicable following the closing of the underlying transaction as to which such exercise relates and the satisfaction or waiver of all such conditions (but no earlier than 10 days nor later than 30 days after all such conditions have been satisfied or waived). In the event the Buyer has included the closing of the transactions referred to in clause (a)(y) above as a condition, and such transactions are terminated, then the Buyer will within 10 Business Days following such termination provide written notice to the Company of its decision as to whether or not it waives such condition.

         (b) Section 1.11 of the Stock Purchase Agreement shall not be applicable to any exercise by the Buyer of any of its rights under clause (a) above. In the event the Buyer has exercised its preemptive rights hereunder and has an obligation to close an acquisition of Common Stock hereunder and does not close on any such obligation with respect to the full amount of Common Stock required to be purchased by Buyer, then the following shall apply: (i) if the closing price of the Common Stock on the date of such closing obligation (the "Closing Date") equals or exceeds $12.25, then the Company's sole remedy shall be as follows: (A) if such Closing Date is before July 1, 1995, then the exercise price of Initial Option Shares shall be increased by an aggregate amount equal to $.50 multiplied by the number of shares of Common Stock which was not acquired at closing;
               (B) if such Closing Date is on or after July 1, 1995 but before October 1, 1995, then the exercise price of Initial Option Shares shall be increased by an aggregate amount equal to $1.00 multiplied by the number of shares of Common Stock which was not acquired at closing; and (C) if such Closing Date is on or after October 1, 1995, then the exercise price of the Initial Option Shares shall be increased by an aggregate amount equal to $1.50 multiplied by the number of shares of Common Stock which was not acquired at closing; provided that in no event shall such aggregate amount under clauses (A), (B) and (C) exceed $25,000,000; and (ii) if the closing price of the Common Stock on such Closing Date (the "Closing Price") is less than $12.25 (any such difference referred to as the "Difference"), then the Company's sole remedy shall be as follows: Buyer will transfer to the Company at no cost a number of its shares of Common Stock, options and warrants equal in value to the "Spread Amount". The "Spread Amount" will equal the Difference multiplied by the number of shares of Common Stock which was not acquired at such closing, and will first be satisfied by transferring shares. Shares of Common Stock will be valued at the Closing Price and options and warrants will be valued based on the "Black-Scholes" formula.

         (c) For purposes of determining the VPOP and the FDOP, the transactions referred to in clause (a)(y) shall be deemed to occur last of all of the transactions referred to in clause (a) above.

         (d) Comcast and Buyer hereby confirm that, to the extent that either or both of them may have rights under the Stock Purchase Agreement or the Prior Amendment with respect to any securities of the Company being issued in the transactions referred to in or in connection with clause (a)(y) above that are not shares of capital stock of the Company (such other securities including, without limitation, options and/or warrants to acquire shares of Common Stock), all rights to acquire such other securities (including any shares of Common Stock that may in the future be issued upon exercise of such other securities) are waived irrevocably upon execution and delivery hereof.

2. Authority. The Company hereby affirms that upon execution and delivery of this Amendment, the agreements of the Company contained herein shall be binding and valid agreements of the Company (assuming the agreements of Comcast contained herein are binding and valid as to Comcast) which agreements do not contravene any law or contract to which the Company is subject or its certificate of incorporation or bylaws.

3. Effectiveness. This Amendment shall be effective as provided herein and, except as amended hereby, the Stock Purchase Agreement shall remain in full force and effect with the provisions hereof becoming a part hereof. Buyer may assign any or all of its rights hereunder to one or more Qualified Controlled Affiliates of Comcast, provided that in the event of any such assignment, the term Buyer as used in clause 1(b) above shall be deemed to include any such assignee. The parties hereto agree to take such further actions as are reasonably necessary or appropriate to give effect to their intentions, understandings and agreements set forth herein.

This Amendment may be signed in one or more counterparts. This Amendment shall be governed by the laws of the Commonwealth of Pennsylvania.

                                      COMCAST CORPORATION

                                      By______________________________



                                      COMCAST TCI, INC.

                                      By______________________________



                                      NEXTEL COMMUNICATIONS, INC.

                                      By_______________________________